Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KASPIEN HOLDINGS INC.

Under Section 805 of the Business Corporation Law

THE UNDERSIGNED, Brock Kowalchuk, being the Interim Chief Executive Officer of Kaspien Holdings Inc., hereby certifies:

1.	The current name of the corporation is Kaspien Holdings Inc. (the “Corporation”). The Corporation was originally incorporated under the name of Trans-World Music Corp.

2.
The Certificate of Incorporation of the Corporation was filed by the Department of State on February 7, 1972, and has been amended at various times by action of the Board of Directors and shareholders of the Corporation.

3.	The amendment effected by this certificate of amendment is as follows:

The first paragraph of paragraph NINTH of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“NINTH:  1) The number of Directors of the Corporation shall be four (4). A Director shall hold office until his or her successor shall be elected and qualified, subject to prior death, resignation, retirement or removal from office. In no case will a decrease in the number of Directors shorten the term of any incumbent director.”

4.
The foregoing amendments to the Certificate of Incorporation were authorized by the vote of the Board of Directors followed by the written consent of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

/s/ Brock Kowalchuk
Name: Brock Kowalchuk
Title: Interim Chief Executive Officer